WINGSTOP INC.
CLAWBACK POLICY
(Adopted November 17, 2023)

1.Purpose. Wingstop Inc. (the “Company”) has adopted this Clawback Policy (as amended from time to time, the “Policy”) to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation. This Policy is designed to comply with, and will be interpreted in a manner that is consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) or any other national securities exchange on which the Company’s securities are listed. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms of and comply with this Policy.

2.Administration. This Policy shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. Any determinations made by the Committee shall be final and binding on all affected individuals.

3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a)“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the Federal securities laws, including any required accounting restatement to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)“Clawback Eligible Incentive Compensation” shall mean, with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iv) during the applicable Clawback Period.

(c)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date. The Clawback Period also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

(d)“Effective Date” shall mean October 2, 2023.

(e)“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(f)“Executive Officer” shall mean (i) the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no principal accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function for the Company, or any other person who performs similar policy-making functions for the Company, as determined by the Committee in accordance with Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Identification of an Executive Officer for purposes of this Policy includes at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).

(g)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(h)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-based Compensation does not include: (i) salaries, (ii) bonuses paid (x) solely at the discretion of the Board or the Committee that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal or (y) solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period, (iii) non-equity incentive plan awards earned solely upon satisfying one or more strategic or operational measures (e.g., opening a specified number of stores), or (iv) equity awards not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon the completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.

(i)“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

(j)“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(k)“SEC” shall mean the U.S. Securities and Exchange Commission.

4.Repayment of Erroneously Awarded Compensation.

(a)In the event of an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and thereafter, provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

(b)The Committee shall take such action as it deems appropriate to recover Erroneously Awarded Compensation reasonably promptly after such obligation is incurred and shall, in its sole discretion, determine the appropriate means of recovery of such Erroneously Awarded Compensation based on all applicable facts and circumstances. The Committee may seek recoupment in the manner it chooses, which may include, without limitation, one or a combination of the following: (i) direct reimbursement from the Executive Officer of Incentive-based Compensation previously paid, (ii) deduction of the recouped amount from unpaid compensation otherwise owed to the Executive Officer, (iii) set-off, (iv) rescinding or cancelling vested or unvested equity or cash based awards, and (v) any other remedial and recovery action permitted by law, as determined by the Committee. Such determination shall be consistent with any applicable legal guidance, by the SEC, judicial opinion, or otherwise. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

(c)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 4(b) above), the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.

(d)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:

(i)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempt and provided such documentation to Nasdaq.

(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.Indemnification Prohibition. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.

6.Interpretation; Binding Nature. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors or other legal representatives regardless of whether or not such Executive Officer has executed and returned an Acknowledgment Form to the Company.

7.Effective Date. This Policy shall be effective as of the Effective Date.

8.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

9.Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. This Policy shall be incorporated by reference into and shall apply to all incentive, bonus, equity, equity-based and compensation plans, agreements, and awards outstanding as of the Effective Date or entered into on or after the Policy’s Effective Date. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. The Committee intends that this Policy be a supplement to any other clawback policies in effect now or in the future at the Company. To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy provides that a greater amount of compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this Policy. Notwithstanding the foregoing, unless otherwise prohibited by law, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or other recovery obligations, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

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Exhibit A

WINGSTOP INC.
CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Wingstop Inc. Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company or any subsidiary thereof. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

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